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                                                                      EXHIBIT 11

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT NO. 1 TO RIGHTS AGREEMENT ("Amendment No. 1"), dated as of June 11, 1999, between Unimed Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), amending the Rights Agreement, dated as of June 16, 1997, between the Company and the Rights Agent (the "Rights Agreement").


                               W I T N E S S E T H

         WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") among Solvay Pharmaceuticals, Inc., a Georgia corporation ("Parent"), Utah Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company, providing for Acquisition Sub to commence an all-cash tender offer for all outstanding shares of the common stock, par value $.25 per share, of the Company (the "Offer") and for the subsequent merger of Acquisition Sub with and into the Company (the "Merger");

         WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders;

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement without the approval of any stockholders of the Company to, among other things, make any provisions with respect to the Rights which the Company may deem necessary or desirable; provided, however, that from and after the Distribution Date, the Rights Agreement may not be supplemented or amended in any manner which would adversely affect the interests of the holders of Rights; and

         WHEREAS, in compliance with Section 27 of the Rights Agreement, on June 8, 1999 the Board of Directors of the Company resolved to amend the Rights Agreement as hereinafter set forth and has executed and delivered this Amendment No. 1 immediately prior to the execution and delivery of the Merger Agreement, and directs the Rights Agent to enter into this Amendment No. 1.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:
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                  "Acquisition Sub" shall mean Utah Acquisition Corporation, a
         Delaware corporation and wholly-owned subsidiary of Parent.

                  "Merger" shall mean the merger of Acquisition Sub with and into the Company as contemplated by the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 11, 1999, by and among Parent, Acquisition Sub and the Company, as the same may be amended in accordance with the terms thereof.

                  "Offer" shall have the meaning set forth in the Merger Agreement.

                  "Parent" shall mean Solvay Pharmaceuticals, Inc., a Georgia corporation.

         2. Section 1(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

                  "Notwithstanding anything to the contrary contained herein, neither Parent, Merger Sub, nor any Affiliate of Parent or Merger Sub shall be or become an Acquiring Person (and no Stock Acquisition Date, Distribution Date or Triggering Event shall occur) as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

         3. Sections 1(g) and 3(a) of the Rights Agreement are hereby amended by adding to the end thereof the following:

                  "Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."


         4. Section 11 of the Rights Agreement is hereby amended by adding to the end thereof the following:

                  "(q) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to or be triggered by (i) the announcement, commencement or consummation of the Offer, or (ii) the

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         execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

         5. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

                  "(d) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to or be triggered by (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

         6. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1.

         7. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

         8. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         9. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, as of the day and year first above written.


                                  UNIMED PHARMACEUTICALS, INC.




                                  By: /s/ Robert E. Dudley
                                     ---------------------------------
                                  Name: Robert E. Dudley
                                  Title: President and Chief Executive
                                         Officer


                                  HARRIS TRUST AND SAVINGS BANK,
                                  as Rights Agent




                                  By: /s/ K.W. Penn
                                     ---------------------------------
                                  Name: K.W. Penn
                                  Title: Assistant Vice President